INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the amended Registration Statement of Palomine Mining Inc. on Form SB-2 of our Report of Independent Registered Public Accounting Firm, dated April 12, 2006, on the balance sheets of Palomine Mining Inc. as at January 31, 2006 and 2005, and the related statements of operations, cash flows, and stockholders’ equity for the year January 31, 2006 and for period from August 13, 2004 (date of inception) to January 31, 2005.

In addition, we consent to the reference to us under the heading “Experts and Legal Counsel” in the Registration Statement.

Vancouver, Canada

“Morgan & Company”

June 20, 2006

Chartered Accountants